NEWS RELEASE

For Immediate Release
May 9, 2012
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2012
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending March 31, 2012, of $35.5 million, compared to $61.8 million for the corresponding period of 2011, according to Frank B. Holding Jr., chairman of the board. Earnings for the first quarter of 2012 included no gains on acquisitions, while the first quarter of 2011 included gains totaling $63.5 million from the FDIC-assisted transaction involving the assets and liabilities of United Western Bank (UWB) of Denver, Colorado. The after-tax impact of the 2011 gains was $38.6 million.
Per share income for the first quarter 2012 totaled $3.45, compared to $5.92 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.68 percent and an annualized return on average equity of 7.63 percent, compared to respective returns of 1.18 percent and 14.30 percent for the same period of 2011.
The general level and comparability of BancShares' results of operations for 2012 and 2011 are affected by FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans and other real estate (OREO) covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
FIRST QUARTER HIGHLIGHTS

•	First quarter net interest income equaled $221.0 million, up 8.3 percent from the first quarter of 2011.

•	Average loans and leases, including those acquired in FDIC-assisted transactions, decreased $81.8 million, or 0.6 percent from the first quarter of 2011.

•	Average deposits, including those assumed in FDIC-assisted transactions, decreased $566.8 million, or 3.1 percent from the first quarter of 2011.

•	First quarter 2012 earnings were influenced by several significant items arising from FDIC-assisted transactions, including:

◦	$9.6 million of provision for loan and lease losses

◦	$64.9 million in interest income from accretion of fair value discounts, including discounts related to large unscheduled payments

◦	$26.8 million charge to noninterest income arising from adjustments to the FDIC receivable

•	First quarter 2011 earnings also included various items arising from FDIC-assisted transactions:

◦	$63.5 million acquisition gains on the UWB transaction

◦	$32.6 million of provision for loan and lease losses

◦	$51.7 million in interest income from accretion of fair value discounts including discounts related to large unscheduled payments

◦	$10.4 million charge to noninterest income arising from adjustments to the FDIC receivable

•	Net charge-offs on noncovered loans equaled $15.6 million, or 0.54 percent of average noncovered loans, up 50.0 percent from the first quarter of 2011.

•
Excluding acquisition gains and the effect of post-acquisition adjustments from the FDIC-assisted transactions, noninterest income decreased 3.6 percent during the first quarter of 2012 compared to the prior year.

•
First quarter 2012 noninterest expenses were down $6.7 million, or 3.5 percent, primarily from reduced FDIC insurance expense resulting from a new assessment formula that became effective in the second quarter of 2011.

NET INTEREST INCOME
First quarter net interest income increased $17.0 million, or 8.3 percent, from the same period of 2011, due to the accretion of fair value discounts and lower rates on interest-bearing liabilities. Average interest-earning assets declined $482.8 million, or 2.5 percent, due to reductions in acquired assets. Accretion of discounts on acquired assets including accretion caused by large unscheduled loan payments and other adjustments recorded during the first quarter of 2012 resulted in $64.9 million of interest income compared to $51.7 million recorded in the first quarter of 2011. Accretion related to large unscheduled payments or other favorable events result in a corresponding reduction in the FDIC receivable, recorded as a reduction in noninterest income. The taxable-equivalent net yield on interest-earning assets increased 44 basis points when compared to the first quarter of 2011. The increase in the net yield was primarily due to reduced deposit costs and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the first quarter of 2012.
Interest-earning assets averaged $18.58 billion during the first quarter of 2012. Average loans declined $81.8 million, or 0.6 percent, since the first quarter of 2011, as the impact of loans acquired from Colorado Capital Bank (CCB) in the third quarter of 2011 was more than offset by the repayments of loans acquired in earlier FDIC-assisted transactions and smaller reductions in noncovered loan balances. Average investment securities declined $427.0 million, or 9.3 percent, resulting primarily from a reduction in deposits in acquisition markets.
Average interest-bearing liabilities decreased by $1.06 billion, or 6.8 percent, during the first quarter of 2012, due to lower levels of interest-bearing deposits. The rate on interest-bearing liabilities decreased 35 basis points to 0.72 percent during the first quarter of 2012, due principally to an improved mix of lower rate interest-bearing checking and money market balances versus time deposits.
PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses equaled $30.7 million during the first quarter of 2012, a $13.7 million decrease from the same period of 2011, due to a $23.0 million reduction in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The provision for noncovered loan and lease losses recorded during the first quarter of 2012 equaled $21.1 million, up $9.3 million from the first quarter of 2011 as a result of higher net charge-offs and modest deterioration in credit quality. The favorable change in provision for loan and lease losses for acquired loans was partially offset by $16.4 million in higher charges to noninterest income as a result of larger reductions in the FDIC receivable in the first quarter of 2012 as compared to the first quarter of 2011. Net charge-offs on noncovered loans during the first quarter of 2012 equaled $15.6 million, compared to $10.4 million during the first quarter of 2011. Charge-offs in 2012 included a $5.0 million loss on a commercial and land development loan. On an annualized basis, noncovered net charge-offs for the first quarter of 2012 represented 0.54 percent of average noncovered loans and leases, compared to 0.37 percent for the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $12.7 million during the first quarter of 2012, down from $29.2 million from the first quarter of 2011.
NONINTEREST INCOME
Total noninterest income declined $82.6 million, or 63.8 percent, from the first quarter of 2011. The first quarter of 2011 included acquisition gains of $63.5 million while no acquisition gains were recorded in the first quarter of 2012. Also contained in noninterest income for the first quarter of 2012 and 2011 are net charges of $26.8 million and $10.4 million, respectively, resulting from adjustments to the FDIC receivable for assets covered by loss share agreements. The adjustment to the FDIC receivable represents the impact of reductions to the receivable resulting from large unscheduled acquired loan payments and other acquired loan adjustments, partially offset by increases to the receivable resulting from post-acquisition deterioration of acquired loans. Cardholder and merchant services income decreased $4.3 million, or 16.2 percent, in the first quarter of 2012 due to lower interchange income derived from Visa check cards. Cardholder income will continue to be adversely affected during 2012 by newly imposed limitations on interchange rates that were effective in the fourth quarter of 2011. Service charges on deposit accounts decreased $944,000, or 6.0 percent, from the first quarter of 2011 to the first quarter of 2012 as a result of changes to the assessment methodology for overdraft service charges beginning in the third quarter of 2011. Mortgage income in the first quarter of 2012 increased $2.3 million over 2011, resulting from higher origination activity during 2012.
NONINTEREST EXPENSE
Noninterest expense equaled $183.3 million during the first quarter of 2012, down $6.7 million, or 3.5 percent, from the first quarter of 2011. FDIC deposit insurance expense decreased $5.2 million in the first quarter of 2012 when compared to the same period of 2011, due to the new formula adopted by the FDIC to calculate the assessment effective April 1, 2011. The new formula alters the assessment base from deposits to total assets less equity, thereby placing a larger assessment burden on banks with large levels of non-deposit funding. Other expenses for the first quarter of 2012 decreased $2.2 million, or 4.9 percent, when compared to the same period of 2011. This reduction is primarily the result of lower external processing costs for deposits acquired from UWB that were subsequently eliminated.
NONPERFORMING ASSETS
Nonperforming assets not covered by FDIC loss share agreements totaled $114.5 million at March 31, 2012, compared to $129.4 million as of March 31, 2011. Nonperforming assets not covered by FDIC loss share agreements represent 0.99 percent of noncovered loans, leases and OREO as of March 31, 2012, compared to 1.13 percent as of March 31, 2011. Nonperforming assets covered by FDIC loss share agreements totaled $434.6 million as of March 31, 2012, compared to $361.1 million as of March 31, 2011, primarily due to an increase in nonaccrual loans and nonperforming assets arising from the CCB transaction.
As of March 31, 2012, BancShares had total assets of $21.14 billion.
CAPITAL
First Citizens BancShares remains well-capitalized with a tier 1 leverage capital ratio of 10.16 percent on March 31, 2012, up 81 basis points from March 31, 2011, despite a consistent asset base. Both the total risk-based capital and tier 1 risk-based capital ratios increased from March 31, 2011, to levels of 17.62 percent and 15.74 percent on March 31, 2012, respectively.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 423 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
		Three Months Ended March 31
(thousands, except share data; unaudited)		2012	2011
Interest income		$246,752	$245,200
Interest expense		25,800	41,213
Net interest income		220,952	203,987
Provision for loan and lease losses		30,715	44,419
Net interest income after provision for loan and lease losses		190,237	159,568
Gains on acquisitions		—	63,474
Other noninterest income		46,943	66,106
Noninterest expense		183,331	190,028
Income before income taxes		53,849	99,120
Income taxes		18,354	37,360
Net income		$35,495	$61,760
Taxable-equivalent net interest income		$221,765	$204,939
Net income per share		$3.45	$5.92
Cash dividends per share		0.30	0.30
Profitability Information (annualized)
Return on average assets		0.68%	1.18%
Return on average equity		7.63	14.30
Taxable-equivalent net yield on interest-earning assets		4.80	4.36
CONDENSED BALANCE SHEETS
	March 31	December 31	March 31
(thousands, except share data; unaudited)	2012	2011	2011
Assets
Cash and due from banks	$552,663	$590,801	$406,252
Investment securities	4,459,427	4,058,245	4,204,357
Loans covered by FDIC loss share agreements	2,183,869	2,362,152	2,658,134
Loans and leases not covered by FDIC loss share agreements	11,489,529	11,581,637	11,392,351
Less allowance for loan and lease losses	272,500	270,144	232,597
Receivable from FDIC for loss share agreements	410,351	539,511	624,322
Other assets	278,415	286,430	244,251
Total assets	$21,143,628	$20,881,493	$21,167,495
Liabilities and shareholders' equity
Deposits	$17,759,492	$17,577,274	$17,811,736
Other liabilities	164,202	140,270	100,047
Shareholders' equity	1,892,123	1,861,128	1,788,214
Total liabilities and shareholders' equity	$21,143,628	$20,881,493	$21,167,495
Book value per share	$184.14	$180.97	$171.46

SELECTED AVERAGE BALANCES
		Three Months Ended March 31
(thousands, except shares outstanding; unaudited)		2012	2011
Total assets		$20,843,491	$21,385,014
Investment securities		4,141,160	4,568,205
Loans and leases		13,822,226	13,904,054
Interest-earning assets		18,584,625	19,067,378
Deposits		17,498,813	18,065,652
Interest-bearing liabilities		14,478,901	15,543,484
Shareholders' equity		$1,870,066	$1,752,129
Shares outstanding		10,283,842	10,434,453

CAPITAL INFORMATION
	March 31	December 31	March 31
(dollars in thousands; unaudited)	2012	2011	2011
Tier 1 capital	$2,108,473	$2,072,610	$1,995,259
Total capital	2,359,919	2,323,022	2,267,806
Risk-weighted assets	13,395,100	13,447,702	13,094,075
Tier 1 capital ratio	15.74%	15.41%	15.24%
Total capital ratio	17.62	17.27	17.32
Leverage capital ratio	10.16	9.90	9.35

ASSET QUALITY DISCLOSURES
	2012	2011
	First	Fourth	Third	Second	First
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter

Allowance for loan and lease losses at beginning of period	$270,144	$254,184	$250,050	$232,597	$227,765
Provision for loan and lease losses:
Covered by loss share agreements	9,603	70,408	30,317	41,196	32,557
Not covered by loss share agreements	21,112	18,845	14,311	12,781	11,862
Net charge-offs of loans and leases:
Charge-offs	(30,379)	(74,698)	(42,314)	(38,222)	(41,606)
Recoveries	2,020	1,405	1,820	1,698	2,019
Net charge-offs of loans and leases	(28,359)	(73,293)	(40,494)	(36,524)	(39,587)
Allowance for loan and lease losses at end of period	$272,500	$270,144	$254,184	$250,050	$232,597
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$86,117	$89,261	$75,050	$69,435	$54,629
Not covered by loss share agreements	186,383	180,883	179,134	180,615	177,968
Allowance for loan and lease losses at end of period	$272,500	$270,144	$254,184	$250,050	$232,597
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$12,747	$56,197	$24,702	$26,390	$29,176
Not covered by loss share agreements	15,612	17,096	15,792	10,134	10,411
Total net charge-offs	$28,359	$73,293	$40,494	$36,524	$39,587
Reserve for unfunded commitments	$7,789	$7,789	$7,962	$7,854	$7,512
Average loans and leases:
Covered by loss share agreements	2,254,636	2,443,665	2,500,807	2,490,964	2,464,277
Not covered by loss share agreements	11,567,590	11,649,368	11,672,417	11,537,145	11,439,777
Loans and leases at period-end:
Covered by loss share agreements	2,183,869	2,362,152	2,557,450	2,399,738	2,658,134
Not covered by loss share agreements	11,489,529	11,581,637	11,603,526	11,528,854	11,392,351
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$292,229	$302,102	$291,890	$267,333	$223,617
Not covered by loss share agreements	66,363	52,741	59,603	73,441	79,858
Other real estate:
Covered by loss share agreements	142,418	148,599	160,443	150,636	137,479
Not covered by loss share agreements	48,092	50,399	48,616	49,028	49,584
Total nonperforming assets	$549,102	$553,841	$560,552	$540,438	$490,538
Nonperforming assets covered by loss share agreements	$434,647	$450,701	$452,333	$417,969	$361,096
Nonperforming assets not covered by loss share agreements	114,455	103,140	108,219	122,469	129,442
Total nonperforming assets	$549,102	$553,841	$560,552	$540,438	$490,538
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	2.27%	9.12%	3.92%	4.25%	4.80%
Not covered by loss share agreements	0.54	0.58	0.54	0.35	0.37
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	3.94	3.78	2.93	2.89	2.06
Not covered by loss share agreements	1.62	1.56	1.54	1.57	1.56
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	18.68	17.95	16.64	16.39	12.92
Not covered by loss share agreements	0.99	0.89	0.93	1.06	1.13
Total	3.96	3.92	3.90	3.83	3.45